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EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-75420, 333-75422, 333-39690, 333-42753, 333-00537, 033-60169, 033-69922 and 033-33373 on Form S-8 of our report dated September 13, 2006 (which report expressed an unqualified opinion and included an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment), relating to the consolidated financial statements and financial statement schedule of Datascope Corp. and of our report dated September 13, 2006, relating to management’s report on the effectiveness of internal control over financial reporting, each appearing in this Annual Report on Form 10-K of Datascope Corp. for the year ended June 30, 2006.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
September 13, 2006